Exhibit 99.1

NEWS RELEASE

Contact: Casey Stegman
Investor Relations
214-987-4121
Forbes Energy Services Reports 2015 First Quarter Financial Results

ALICE, Texas (May 14, 2015) -- Forbes Energy Services Ltd. (NASDAQ: FES) announced financial and operating results for the three months ended March 31, 2015.

Selected financial information for the quarter ended March 31, 2015:

•	Consolidated revenues were $84.3 million for the first quarter of 2015, compared to $111.7 million for the fourth quarter of 2014.

•	Gross profit decreased to $23.8 million, or 28.2% of revenues, in the first quarter of 2015, compared to $25.9 million, or 23.2% of revenues, in the fourth quarter of 2014.

•
GAAP net loss attributable to common shares was $4.6 million, or $0.21 per diluted share, for the first quarter of 2015, compared to net loss attributable to common shares of $4.2 million, or $0.19 per diluted share for the fourth quarter of 2014.

•	Adjusted EBITDA totaled $14.6 million in the first quarter of 2015, compared to $16.4 million in the fourth quarter of 2014.

* Adjusted EBITDA, a non-GAAP financial measure, is defined by the Company as income (loss) before interest, taxes, depreciation, amortization, and non-cash stock-based compensation. For a reconciliation of such measure to net income, please see the disclosures at the end of this release and on the Company’s Website.

Overview

Forbes’ president and chief executive officer, John Crisp, stated, “Considering the market climate of the past few months, the Company’s financial state at the close of the year’s first quarter was relatively resilient. Our team took some aggressive steps in cutting costs going into the new year. By addressing it early in the cycle, we were able to realize the efforts by mid-quarter, which helped offset the expected decline in revenues.

“Our team also took a strong defensive approach to maintaining our relative market position. Rates were deeply affected by this but utilization volumes remain relatively high, which we anticipate to leverage with additional reductions in our operating costs. We expect the current state to be the theme for the remainder of 2015, and we plan to continue monitoring the business on a daily basis.”

Results of Operations

The overall oil and gas industry has experienced a significant decline in activity that began in October 2014, and has extended through the first quarter of 2015. Crude oil experienced nearly a 50% decline in price from $90.74 per barrel on October 1, 2014 to $47.72 as of March 31, 2015.  Contemporaneously, U.S. land drilling rig count also has fallen roughly 50% from 1,922 to 1,028, an extremely rapid and unprecedented decline that very few predicted. As of May 11, 2015, crude oil closed at $59.23, and the U.S. land drilling rig count fell further to 894, marking the 22nd straight week of declines in rig count. The uncertain prospects for U.S. drilling activity have led the Company to a cautious outlook for the next few quarters.

The substantial decline in commodity prices caused a significant pullback in E&P expenditures, which led to the significant decline in activity and subsequently to a decrease in the Company’s pricing in the first quarter. Competition remains fierce as operators continue to reduce their spending and cost structure.

Consolidated Results of Operations

Well service and fluid logistics hours fell by 26.4% and 13.7%, respectively, between the first quarter of 2015, and the previous quarter as a result of the decrease in drilling activity.

In addition, rates have been reduced in both of the Company’s operating segments as customers sought relief from the loss in revenues and cash flow resulting from the precipitous decline in the average price of oil. These rate reductions and the decreased activity mentioned above resulted in the decreased revenues reported for the current quarter.

Consolidated direct operating expenses for both segments for the three months ended March 31, 2015, were $60.5 million compared to $85.9 million in the prior quarter. This decrease in expense was driven by lower operating hours resulting from the industry downturn and by cost reduction initiatives. Improvements in consolidated operating expenses as a percentage of revenues resulted from reductions in head count and wages, control of overtime and non-productive time, lower fuel costs, and more aggressive cost management of other expenses.

Gross profit decreased to $23.8 million, or 28.2% of revenues, in the first quarter of 2015, compared to $25.9 million, or 23.2%, in the fourth quarter of 2014, driven by the above factors.

Well Servicing Segment

The Well Servicing segment comprised 60.7% of consolidated revenues for the three months ended March 31, 2015. Segment revenues decreased to $51.2 million, compared to $71.9 million in the fourth quarter of 2014. Well servicing segment revenues are substantially dependent on the prevailing market rates for workover rigs. Rates dropped slightly in the first quarter of 2015, and activity levels measured in hours dropped more significantly, by 26.4%. This decrease in hours worked is due to lower expenditures by the Company’s customers in the current oil and gas market.

Well servicing gross margins decreased to $14.8 million in the first quarter of 2015 from $18.9 million in the fourth quarter of 2014. As a percentage of revenues, gross margin increased to 28.9% in the first quarter of 2015 compared to 26.3% in the previous quarter. Gross margin percentage increased in the first quarter of 2015, for the reasons stated above under Consolidated Results of Operations.

The Company recorded approximately 88,985 well service hours for the first quarter of 2015, compared to 120,869 in the fourth quarter of 2014. Capital expenditures during the first quarter of 2015 were $3.3 million for swabbing rigs and related equipment, and the associated costs of placing this equipment in service.

At March 31, 2015, Forbes’ Well Servicing segment had a fleet of 171 service rigs, comprised of 159 workover rigs and 12 swabbing rigs. Also included in the Company’s well servicing operations are nine tubing testing units, six coiled tubing spreads, four electromagnetic scan trucks and related assets and equipment.

Fluid Logistics Segment

The Fluid Logistics segment comprised 39.3% of consolidated revenues for the three months ended March 31, 2015. Revenues for the segment decreased to $33.1 million in the first quarter of 2015, compared to $39.8 million in the previous quarter. This decrease was driven by a decline in utilization and rates. Rates dropped slightly in the first quarter of 2015, while hours decreased by 13.7%. This decrease in hours worked resulted from customers’ lower expenditures in the current oil and gas market.

Gross profit for the Fluid Logistics segment for the quarter was $9.0 million, or 27.1% of revenues, compared to $7.0 million, or 17.5% of revenues, in the prior quarter. The increase in margin percentage was due to the reasons stated above under Consolidated Results of Operations.

The Company recorded 238,947 truck hours during the first quarter of 2015, compared to 276,957 hours in the fourth quarter of 2014. Capital expenditures during the first quarter of 2015, amounted to $700 thousand for specialized mixing tanks. The Company’s heavy truck fleet totaled 587 at March 31, 2015, which included 451 vacuum trucks.

Liquidity and Capital Resources

As of March 31, 2015 and May 11, 2015, the Company had $54.3 million and $66.5 million, respectively, in unrestricted cash. There were no cash borrowings on the Company’s revolver, and there was approximately $7.6 million in letters of credit outstanding against the revolver. Including the remaining availability on the revolver of $71.8 million, total liquidity was $126.1 million as of March 31, 2015.

The Company has $295.2 million in contractual debt comprised of $280.0 million in senior notes and $15.2 million in notes and capital leases on equipment and insurance notes. Of its total debt, $286.3 million of the outstanding contractual debt was classified as long-term debt and $8.9 million as short-term debt outstanding or the current portion of long-term debt. The Company also has $300 thousand of non-interest bearing short-term equipment vendor financings for well servicing rigs and other equipment included in accounts payable.

Net cash provided by operating activities totaled $21.4 million for the three months ended March 31, 2015, compared to $18.7 million for the three months ended December 31, 2014. The increase in cash provided by operating activities was primarily due to various changes in working capital in the normal course of business, primarily related to accounts receivable and accounts payable.

Cash flows used in investing activities was $400 thousand for the three months ending March 31, 2015, compared to $17.4 million for the three months ended December 31, 2014. The change was primarily related to a reduction in the cash paid for the purchase of property and equipment of $2.0 million for the current quarter as the Company adjusted to the current market environment compared to $19.0 million for the three months ended December 31, 2014.

Capital expenditures for equipment received during the three months ended March 31, 2015 amounted to $4.0 million comprised of additions to the Company’s fluid logistics segment of approximately $700 thousand and additions to its well servicing segment of approximately $3.3 million. As stated above, cash paid by the Company for the $4.0 million of capital expenditures for equipment received during the three months ended March 31, 2015 was $2.0 million.

Planned capital expenditures for the balance of 2015, include two swabbing rigs for approximately $350,000 each, ordered prior to 2015, and equipment purchases related to operating lease maturities estimated at approximately $4.1 million. The Company has an option to purchase certain leased equipment for cash or it may potentially finance the purchase price through installment notes with the lessors, although there can be no assurances regarding such financing.

Cash flows used in financing activities for the three months ended March 31, 2015, were $1.6 million, compared to $1.5 million in the previous quarter, which were primarily principal payments on our equipment notes.

The Company maintains its revolving credit facility with Regions Bank and other lenders. While this facility remains available for general corporate purposes, including financing capital expenditures if necessary, the intended use is primarily for financial stability in the current downturn.

Conference Call

The Company will host a conference call to discuss its first quarter results at 9:30 a.m. Eastern Time (8:30 a.m. Central) Thursday, May 14, 2015. To access the call, please dial 877-303-1298 and provide the Conference ID: 42222963. The conference call also will be broadcast live via the Internet and will be accessible through the "Investor Relations" page of the Company's Website, www.forbesenergyservices.com.

At the conclusion of the call, a replay will be available until May 27, 2015. To access the replay of the call, dial (855) 859-2056 and provide the same Conference ID. A webcast archive will be available at www.forbesenergyservices.com shortly after the call and will be accessible for approximately 14 days.

About Forbes Energy Services
Forbes Energy Services Ltd. is an independent oilfield services contractor that provides a broad range of drilling-related and production-related services to oil and natural gas companies, primarily onshore in Texas, Mississippi and Pennsylvania. More information on the Company can be found by visiting www.forbesenergyservices.com.

Forward-Looking Statements and Regulation G Reconciliation

This press release contains “forward-looking statements,” as contemplated by the Private Securities Litigation Reform Act of 1995, in which the Company discusses factors it believes may affect its performance in the future. These statements include, in particular, statements regarding market conditions and outlook and the acquisition and benefit of new capital assets. The accuracy of the Company’s assumptions, expectations, beliefs and projections depend on events or conditions that change over time and are thus susceptible to change based on actual experience, new developments of known and unknown risks. The Company gives no assurance that the forward-looking statements will prove to be correct and does not undertake any duty to update them. The Company’s actual future results might differ from the forward-looking statements made in this press release for a variety of reasons, which include: supply and demand for oilfield services and the level of oil and natural gas prices; the timing of spending by customers in relation to their exploratory budgets; domestic spending in the oil and natural gas industry; the length and extent of the on-going industry downturn; the Company's ability to maintain or improve pricing for its core services; the potential for excess capacity in the industry; and levels of competition. Additional factors that should be considered are set forth in detail in the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, as well as other filings the Company has made with the Securities and Exchange Commission. Should one or more of the foregoing risks or uncertainties materialize, or should the Company’s underlying assumptions prove incorrect, the Company’s actual results may vary materially from those anticipated in its forward-looking statements, and the Company’s business, financial condition and results of operations could be materially and adversely affected.

The Company’s financial statements and management’s discussion and analysis of financial condition and results of operations will be found in the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2015, which will be submitted for filing on or about May 14, 2015 with the Securities and Exchange Commission and posted on the Company’s Website.

This press release also contains references to the non-GAAP financial measure of Adjusted EBITDA. For a reconciliation of such measure to net income, please see the table at the end of this release. Management’s opinion regarding the usefulness of Adjusted EBITDA to investors and a description of the ways in which management uses such measure can be found on the “Investor Relations” page of the Company’s Website.

Forbes Energy Services Ltd.
Selected Statement of Operations Data
(Unaudited)

	Three Months Ended March 31,
	2015	2014

Revenues
Well servicing	$51,186	$69,093
Fluid logistics	33,147	40,818
Total revenues	84,333	109,911

Expenses
Well servicing	36,374	52,403
Fluid logistics	24,160	30,361
General and administrative	9,280	8,475
Depreciation and amortization	14,163	13,251
Total expenses	83,977	104,490
Operating income	356	5,421

Other income (expense)
Interest expense, net	(6,865)	(7,245)
Pre-tax loss	(6,509)	(1,824)
Income tax benefit	(2,075)	(531)
Net loss from continuing operations	(4,434)	(1,293)
Preferred shares dividends	(194)	(194)
Net loss attributable to common shareholders	(4,628)	(1,487)

Loss per share of common stock
Basic and diluted	$(0.21)	$(0.07)
Weighted average number of shares of common stock outstanding
Basic and diluted	21,927	21,593

Forbes Energy Services Ltd.
Selected Balance Sheet Data
(Unaudited)

	March 31	December 31,
	2015	2014
Cash	$54,278	$34,918
Accounts receivable, net	62,351	83,644
Working capital	84,168	79,114
Other intangibles, net	21,577	22,292
Total assets	467,466	483,613
Total debt	295,180	297,891
Deferred tax liability	15,501	17,653
Shareholders' equity	109,354	113,889

Forbes Energy Services Ltd.
Selected Operating Data

	Three Months Ended March 31,
	2015	2014
Rig hours	88,985	133,081

Truck hours	238,947	250,769

Reconciliation of Net Loss to Adjusted EBITDA
(Unaudited)

	Three Months Ended March 31,
	2015	2014
Net loss	$(4,434)	$(1,293)
Depreciation and amortization	14,163	13,251
Interest expense, net	6,865	7,245
Income tax benefit	(2,075)	(531)
Share-based compensation	119	841
Adjusted EBITDA	14,638	19,513